Exhibit 5.1

FLEMING PLLC

30 WALL STREET, 8TH FLOOR, NEW YORK, NEW YORK 10005

TEL 516 833 5034 WWW.FLEMINGPLLC.COM

July 28, 2026

Sadot Group Inc.

295 E. Renfro Street, Suite 300

Burleson, Texas 76028

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as limited special counsel to Sadot Group Inc., a Nevada corporation (the “Company”), in connection with the legality of (i) up to 3,508,772 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon conversion of, or otherwise pursuant to the terms of, the senior secured convertible promissory notes issued or issuable pursuant to the Securities Purchase Agreement dated as of July 16, 2026 (the “Note Purchase Agreement” and such notes, the “Notes” and such shares, the “Conversion Shares”) and (ii) up to $50 million shares of Common Stock (the “Advance Shares” and, together with the Conversion Shares, the “Shares”) issuable pursuant to the Equity Purchase Facility Agreement dated as of July 16, 2026 (the “Equity Purchase Facility Agreement”), all of which Shares are being registered for resale by the selling stockholders named therein on a Registration Statement on Form S-1 (the “Registration Statement”) and the prospectuses included therein (collectively, the “Prospectuses”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As the basis for the opinions expressed herein, we have examined the Articles of Incorporation of the Company, as amended to date, as certified by the Secretary of State of the State of Nevada, the Bylaws of the Company, as amended to date, the Note Purchase Agreement, the form of Note, the Registration Rights Agreement entered into between the Company and the investor signatory to the Note Purchase Agreement dated as of July 16, 2026, the Equity Purchase Facility Agreement, the Registration Rights Agreement entered into between the Company and the investor signatory to the Equity Purchase Facility Agreement dated as of July 16, 2026, a draft of the proposed Registration Statement and related Prospectuses, and such other documents, certificates, and matters of law as we have deemed necessary or appropriate to enable us to render the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have signed such documents, the authenticity of all documents submitted to our firm as certified copies or photocopies, and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement (and any amendments thereto) is declared effective and remains effective, the Prospectuses that are part thereof and the prospectus delivery requirements with respect thereto are complied with, and the Company fulfills all requirements of the Act throughout all periods relevant to this opinion (including Section 10(a)(3) of the Act); (ii) all offers and sales of the Shares are made in a manner complying with the terms of the Registration Statement and the Act; (iii) all offers and sales of the Shares are made in compliance with the securities laws of the states having jurisdiction thereto; (iv) the Notes and the Equity Purchase Facility Agreement have been duly authorized, executed, and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms; and (v) at the time of each issuance of Shares, the Company has a sufficient number of authorized but unissued shares of Common Stock available for issuance, we are of the opinion that:

(a) the Conversion Shares, when issued upon conversion of, or otherwise pursuant to the terms of, the Notes in accordance with the terms of the Notes and the Note Purchase Agreement, will be validly issued, fully paid, and non-assessable; and

(b) the Advance Shares, when issued and sold in accordance with the terms of the Equity Purchase Facility Agreement, including receipt by the Company of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

This opinion is expressly limited in scope to the Shares enumerated herein that are to be covered by the referenced Registration Statement.

We express no opinion as to any county, municipal, city, town, or village ordinance, rule, regulation, or administrative decision. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that may hereafter come to our attention. We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including Chapter 78 of the Nevada Revised Statutes and the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws) and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Fleming PLLC

Fleming PLLC